Exhibit 99.1
SOURCE: Emerson Radio Corp.
Emerson Radio Corp. Reports Fiscal 2010 Third Quarter Results
MOONACHIE, NJ—(Marketwire — February 12, 2010) — Emerson Radio Corp. (NYSE Amex: MSN) today reported financial results for its third quarter and nine months ended December 31, 2009.
Net revenues for the third quarter of fiscal 2010 decreased $12.1 million, or 20.1%, to $48.0 million as compared to net revenues in the third quarter of fiscal 2009 of $60.1 million, and net revenues for fiscal year 2010 to date decreased $2.0 million, or 1.2%, to $155.4 million as compared to net revenues of $157.4 million in the same period of fiscal 2009. The decrease in net revenues for the third quarter of fiscal 2010 as compared to the prior year was due to lower sales across all categories and is reflective of a lower level of cyclicality in the current fiscal year’s revenue stream as compared to the prior year, when a majority of the Company’s annual sales were recorded in the third fiscal quarter. The decrease in net revenues for the fiscal year 2010 to date versus the prior year was due to lower sales of audio and themed products, partially offset by higher sales of housewares products, which were up 13% versus prior year.
Operating income for the third quarter of fiscal 2010 was $4.6 million compared to an operating loss of $2.1 million for the third quarter of fiscal 2009 an improvement of $6.7 million. Operating income for the fiscal year 2010 to date was $9.4 million compared to an operating loss of $1.5 million for the same period of fiscal 2009, an improvement of $10.9 million. The increase in the third quarter and fiscal year to date operating income was driven by the Company’s efforts to manage costs, as reflected in a nearly 25% year-over-year reduction in SG&A expenses for the third quarter and a 21.4% year-over-year reduction for the fiscal 2010 period to date.
Net income from continuing operations for the third quarter of fiscal 2010 was $3.4 million or $0.13 per diluted share compared to a net loss from continuing operations of $1.9 million, or $0.07 per diluted share, for the third quarter of fiscal 2009. Net income from continuing operations for fiscal year 2010 to date was $7.8 million or $0.29 per diluted share compared to a net loss from continuing operations of $2.0 million, or $0.07 per diluted share, for the same period in fiscal 2009.
Greenfield Pitts, Executive Vice President and Chief Financial Officer of Emerson Radio, commented, “We are pleased that fiscal 2010’s financial results through the third quarter are reflective of our ongoing efforts to right size the Company’s cost structure, while focusing on growing the home appliance category and brand licensing portfolio. Moving forward, we are continuing to focus on strategic and profitable revenue generation, realization of operating efficiencies and our cost containment efforts.”
About Emerson Radio Corp.
Emerson Radio Corporation (NYSE Amex: MSN), founded in 1948, is headquartered in Parsippany, N.J. The Company designs, sources, imports and markets a variety of home appliance and consumer electronic products, and licenses its trademarks to others on a worldwide basis for a variety of products. For more information, please visit Emerson Radio’s Web site at www.emersonradio.com.
Forward Looking Statements
This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.

Emerson Radio Corp. and Subsidiaries
Consolidated Statement of Operations
(Unaudited)
(in thousands, except per share data)

	Three months ended		Nine months ended
	December 31,		December 31,
	2009	2008	2009	2008
Net revenues:
Net revenues	$48,038	$60,068	$155,411	$157,424
Net revenues-related party	—	—	—	15

	48,038	60,068	155,411	157,439

Costs and expenses:
Cost of sales	39,298	55,612	132,602	140,434
Other operating costs and expenses	708	2,058	2,563	4,769
Selling, general & administrative expenses	3,397	4,519	10,829	13,781

	43,403	62,189	145,994	158,984

Operating income (loss)	4,635	(2,121)	9,417	(1,545)
Interest (expense) income, net	(1)	21	21	227
Unrealized holding (losses) on trading securities	—	(410)	—	(431)
Realized gains on trading securities	—	91	—	623

Income (loss) from continuing operations before income taxes	4,634	(2,419)	9,438	(1,126)
Provision (benefit) for income taxes	1,221	(506)	1,643	848

Income (loss) from continuing operations	3,413	(1,913)	7,795	(1,974)
Loss from discontinued operations, net of tax benefit	—	176	55	357

Net income (loss)	$3,413	$(2,089)	$7,740	$(2,331)

Basic net income (loss) per share
Continuing operations	$0.13	$(0.07)	$0.29	$(0.07)
Discontinued operations	—	(0.01)	—	(0.02)

	$0.13	$(0.08)	$0.29	$(0.09)

Diluted net income (loss) per share
Continuing operations	$0.13	$(0.07)	$0.29	$(0.07)
Discontinued operations	—	(0.01)	—	(0.02)

	$0.13	$(0.08)	$0.29	$(0.09)

Weighted average shares outstanding:
Basic	27,130	27,130	27,130	27,130
Diluted	27,133	27,130	27,131	27,130

Emerson Radio Corp. and Subsidiaries
Consolidated Balance Sheet
(in thousands)

	December 31,	March 31,
	2009	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$38,843	$22,518
Restricted cash	3	3,025
Accounts receivable, net	14,838	15,970
Other receivables	1,263	1,587
Due from affiliates	52	78
Inventory, net	16,748	20,691
Prepaid expenses and other current assets	2,738	2,190
Deferred tax assets	3,936	4,872

Total current assets	78,421	70,931
Property, plant, and equipment, net	3,585	1,139
Trademarks and other intangible assets, net	1,683	255
Due from affiliates	185	114
Investments in marketable securities	6,031	6,031
Deferred tax assets	6,715	7,102
Other assets	235	472

Total assets	96,855	86,044

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short term borrowings	5,655	5,733
Current maturities of long-term borrowings	56	85
Accts payable and other current liabilities	21,899	18,929
Due to affiliates	25	66
Accrued sales returns	1,313	1,130
Income taxes payable	159	155

Total current liabilities	29,107	26,098
Long-term borrowings	35	59
Deferred tax liabilities	103	87
Shareholders equity	67,610	59,800

Total liabilities and shareholders’ equity	$96,855	$86,044

CONTACT:
Emerson Radio Corp.
Greenfield Pitts
Chief Financial Officer
(212) 897-5441
Investor Relations:
Robert Maffei
Investor Relations Manager
(973) 428-2098